EXHIBIT 99.1


ESI Announces Fiscal 2004 First Quarter Results and Improved Orders; ESI Fiscal 2004 First Quarter Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 9, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIO) announced results for its fiscal 2004 first quarter ended August 30, 2003. First quarter sales were $20.9 million, compared to fiscal 2003 fourth quarter sales of $22.5 million and prior year first quarter sales of $39.4 million. Net loss for the quarter was $9.4 million or $0.34 per share, compared with a net loss of $20.8 million or $0.75 per share in the fourth quarter of fiscal 2003 and a net loss of $3.4 million or $0.12 per share in the first quarter a year ago.
    Net orders for the latest quarter were $42.7 million, an increase of 67 percent compared with $25.5 million in the fourth quarter of fiscal 2003 and an increase of 36 percent compared with $31.3 million in the first quarter of 2003. Backlog increased to $23.9 million at August 30, 2003 compared to $11.0 million at May 31, 2003. Deferred revenue also increased this quarter to $21.7 million compared to $13.2 million at May 31, 2003.
    "In the first quarter, customer demand in our semiconductor and electronic interconnect groups drove a 67 percent increase in orders over the prior quarter," said Barry Harmon, ESI's president and chief executive officer. "We expect continued momentum of orders during the second quarter. Gross margin improved significantly from the prior quarter but remains below our historical norms, primarily due to reduced production levels to absorb factory overhead and product mix."
    Mike Dodson, ESI's chief financial officer noted, "We are beginning to realize the benefits of our cost containment programs. Total operating expenses declined over 8 percent this quarter compared to the first quarter of fiscal 2003. Lower expenses were achieved despite $3.2 million in severance and professional fees primarily associated with headcount reduction, incremental accounting and legal costs. Excluding these costs, operating expenses declined 22 percent this quarter compared to the first quarter of fiscal 2003."
    A current report on Form 8-K, which includes this press release, was filed with the Securities and Exchange Commission. The company also filed a Form 10-Q for the first quarter of fiscal 2004 on October 9, 2003.

    Senior Management Team Additions

    In September 2003, the company promoted three individuals to officer level positions: Gary Del Vecchio as vice president of operations; Steven Harris as vice president of the semiconductor group; and Stephan Vickers as vice president of the electronic interconnect group. Kerry Mustoe joined ESI as corporate controller and chief accounting officer, a key position in the finance department. The company also promoted J. Michael Dodson to senior vice president of administration, chief financial officer and secretary and Bob Chamberlain to senior vice president of customer operations. H. Keith Taft Jr. continues as vice president of the passive components group and Edward Swenson continues as senior vice president of research and development.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning customer orders and cost containment measures. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the company's need to continue investing in research and development; and the company's ability to create and sustain intellectual property protection around its products.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. Our strategy is simple: Design great products, delight our customers and deliver solid financial results. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


                 Electro Scientific Industries, Inc.

                           FY 2004 Results
                (In thousands, except per share data)
                             (Unaudited)


Operating Results:                        Three Months Ended
                               ---------------------------------------
                                August 30, 2003       August 31, 2002
                               -----------------     -----------------

Net sales                               $20,876               $39,360
Cost of sales                            16,036                23,503
                               -----------------     -----------------
Gross profit                              4,840                15,857
Operating expenses:
Selling, service and
 administrative                          14,625                14,570
Research, engineering and
 development                              5,748                 7,645

                               -----------------     -----------------
Total operating expenses                 20,373                22,215
                               -----------------     -----------------
Operating loss                          (15,533)               (6,358)
Net interest income                         653                   936
Other expense                              (476)                 (436)
                               -----------------     -----------------

Loss before income taxes                (15,356)               (5,858)
Benefit for income taxes                 (5,989)               (2,464)
                               -----------------     -----------------

Net loss                                $(9,367)              $(3,394)
                               =================     =================

Net loss per share - basic               $(0.34)               $(0.12)
                               =================     =================

Net income loss per share -
 diluted                                 $(0.34)               $(0.12)
                               =================     =================



                 Electro Scientific Industries, Inc.

                     Analysis of FY 2004 Results
                        (Dollars in thousands)
                             (Unaudited)

                                          Three Months Ended
                               ---------------------------------------
                                August 30, 2003       August 31, 2002
                               -----------------     -----------------
Sales detail:

Electronic Interconnect Group            $5,534                $3,732

Semiconductor Group                       5,736                20,953

Passive Components Group                  9,606                14,675
                               -----------------     -----------------

Total                                   $20,876               $39,360
                               =================     =================



Gross margin %                             23.2%                 40.3%

Selling, service and
 administrative expense %                  70.1%                 37.0%

Research, engineering and
 development expense %                     27.5%                 19.4%

Operating loss %                          -74.4%                -16.2%

Effective tax rate %                       39.0%                 42.1%

Average shares outstanding -
 basic                                   27,840                27,650

Average shares outstanding -
 diluted                                 27,840                27,650

End of period employees                     592                   798



                 Electro Scientific Industries, Inc.

                           FY 2004 Results
                        (Amounts in thousands)
                             (Unaudited)


Financial Position As Of:       August 30, 2003        May 31, 2003
                               -----------------     -----------------

Assets
Current assets:
Cash and cash equivalents     $           7,821     $          18,270
Marketable securities                   230,690               224,090
Restricted securities                     6,208                 9,422
                               -----------------     -----------------
    Total cash and securities           244,719               251,782

Trade receivables                        32,103                37,160
Income tax refund receivable             22,049                16,499
Inventories,net                          42,427                42,067
Shipped systems pending
 acceptance                              12,221                 7,058
Deferred income taxes                    14,794                14,794
Assets held for sale                      8,842                 6,451
Other current assets                      4,052                 3,445
                               -----------------     -----------------
    Total current assets                381,207               379,256

Long-term marketable
 securities                              49,897                53,452
Long-term restricted
 securities                               3,047                 3,018
                               -----------------     -----------------
  Total long-term securities             52,944                56,470
Property and equipment, net              36,241                36,592
Deferred income taxes                     6,183                 5,188
Other assets                             10,970                13,796
                               -----------------     -----------------
    Total assets              $         487,545     $         491,302
                               =================     =================

Liabilities and shareholders'
 equity
Current liabilities:
Accounts payable              $           4,794     $           4,395
Accrued liabilities                      19,129                21,477
Deferred revenue                         21,684                13,222
                               -----------------     -----------------
    Total current liabilities            45,607                39,094
Convertible subordinated notes          142,108               141,891
                               -----------------     -----------------
    Total liabilities                   187,715               180,985

Shareholders' equity:
Preferred and common stock              140,696               140,231
Retained earnings                       160,108               169,475
Accumulated other
 comprehensive income (loss)               (974)                  611
                               -----------------     -----------------
    Total shareholders' equity          299,830               310,317
                               -----------------     -----------------
    Total liabilities and
     shareholders' equity     $         487,545     $         491,302
                               =================     =================


End of period shares
 outstanding                             27,858                27,843
                               =================     =================

Total cash and investments    $         297,663     $         308,252
                               =================     =================


                 Electro Scientific Industries, Inc.

                            FY2004 Results
                        (Amounts in thousands)
                             (Unaudited)


Consolidated Statements of               Three Months Ended
 Cash Flows:
                               ---------------------------------------
                                August 30, 2003       August 31, 2002
                               -----------------     -----------------

CASH FLOWS FROM OPERATING
 ACTIVITIES
Net loss                                $(9,367)              $(3,394)
Adjustments to reconcile net
 loss to cash provided
by (used in) operating
 activities:
Depreciation and amortization             2,410                 2,463
Provision for doubtful
 accounts                                     -                   129
Deferred income taxes                      (924)                  344
Tax benefit of stock options
 exercised                                   78                    57
Changes in operating accounts:
(Increase) decrease in trade
 receivables                              4,611                (1,582)
(Increase) decrease in income
 tax receivable                          (5,550)                3,418
(Increase) decrease in
 inventories                               (951)                5,025
Increase in shipped systems
 pending acceptance                      (5,163)               (2,351)
Increase in other current
 assets                                    (596)                 (229)
Decrease in other current
 liabilities                             (1,689)               (1,735)
Increase in deferred revenue              8,462                 3,824
                               -----------------     -----------------
Net cash provided by (used in)
 operating activities                    (8,679)                5,969
                               -----------------     -----------------

CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of property, plant
 and equipment                             (510)               (2,738)
Change in investments, net               (1,368)                7,374
Increase in other assets                   (279)               (2,585)
                               -----------------     -----------------
Net cash provided by (used in)
 investing activities                    (2,157)                2,051
                               -----------------     -----------------

CASH FLOWS FROM FINANCING
 ACTIVITIES
Proceeds from exercise of
 stock options and stock plans              387                   866
                               -----------------     -----------------
Net cash provided by financing
 activities                                 387                   866
                               -----------------     -----------------

NET CHANGE IN CASH AND CASH
 EQUIVALENTS                           $(10,449)               $8,886

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                    $18,270               $29,435
                               -----------------     -----------------

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                           $7,821               $38,321
                               =================     =================


    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028